Exhibit 99.1

Patriot National Bancorp, Inc. to Acquire SBA Business Lending Unit

of Hana Financial, Inc.

Highlights Patriot’s commitment to SBA Lending; Expected to Boost Earnings Growth

STAMFORD, CT and LOS ANGELES, CA – February 6, 2018 (GLOBE NEWSWIRE) - Patriot National Bancorp, Inc. (NASDAQ:PNBK), the parent holding company of Patriot Bank, N.A. (“Patriot”), and Hana Small Business Lending, Inc. (“Hana SBL”), a wholly-owned subsidiary of Hana Financial, Inc. (“Hana Financial”) announce the signing of a definitive purchase agreement pursuant to which Patriot will acquire Hana SBL’s SBA Lending business. We expect that upon the closing of the transaction Patriot will become one of the nation’s leading SBA 7(a) lenders.

“Hana SBL has built a strong reputation with a highly regarded and experienced team”, commented Michael Carrazza, Patriot’s Chairman and CEO. “The integration of Hana SBL into Patriot’s growing specialty finance category delivers impactful market presence, product diversification and significant earnings accretion.”

Hana SBL is a fully integrated national SBA origination and servicing platform. Its well-respected team has originated nearly $1 billion of SBA 7(a) loans since its inception and has achieved strong and consistent performance. “We are proud of the team we built and the steady results they continue to deliver”, stated Sunnie S. Kim, Hana Financial’s President and CEO. “It is a highly complementary fit for the team to be integrated into Patriot’s growing operations, where they can be further supported.” In 2017, Hana SBL was the third most active non-bank SBA lender in the nation, and one of the top 35 most active of all SBA lenders (among over 3,000 SBA lenders nationwide) as measured by SBA 7(a) approved face value of SBA 7(a) loans it originated and SBA approved guaranteed dollars attributable to those loans. Upon the closing of the transaction, the group will become part of Patriot’s SBA team, and will be rebranded under Patriot’s name.

In 2017, Patriot became an approved SBA lender, with the intention to invest in and make SBA a significant product line. The acquired expertise and critical mass of Hana SBL accelerates Patriot’s strategic plans, while simultaneously diversifying its asset classes and geographical exposure. The existing team will continue to operate from its base in Los Angeles, CA and through its origination offices across the United States. It will be complemented by Patriot’s growing SBA unit, which will oversee and service eastern U.S. markets and be based from Patriot’s Stamford, CT office complex.

The transaction includes the purchase of approximately $120 million of SBA 7(a) loans and servicing rights relating to a pool of $370 million in loans, and the assumption of two loan securitization vehicles, currently rated “AA+” (Hana SBL Loan Trust 2014) and “A-” (Hana SBL Loan Trust 2016) by Standard and Poor’s. Total cash consideration is approximately $83 million with the assumption of approximately $41 million of liabilities. The transaction is subject to the satisfactory completion of certain due diligence requirements, purchase price adjustments at closing and the receipt of required governmental and regulatory approvals.

Advisors to Patriot on the transaction include Blank Rome LLP; Skadden, Arps, Slate, Meagher & Flom LLP; and Evercore. Advisors to Hana Financial include Houlihan Lokey as financial advisor, and Jeffer, Mangels, Butler & Mitchell LLP and Starfield & Smith, P.C. as legal counsels.

About Patriot National Bancorp, Inc.

Patriot National Bancorp, Inc. is the holding company of Patriot Bank N.A., a nationally charted commercial bank, headquartered in Stamford, Connecticut. It operates with 11 full service branches and interactive kiosk locations in Connecticut and New York. Since 1994, Patriot has been serving a growing regional customer base throughout the northeast. While dedication to the communities we represent is central to our mission, Patriot competes in multiple geographies and business sectors supported by its broad technological platform, commercial/consumer loan and deposit product base, and its team of highly seasoned bankers. For more information visit www.bankpatriot.com.

Contacts

Patriot National Bancorp, Inc.

Mr. Richard Muskus

President

900 Bedford Street

Stamford, CT 06901

203-252-5939

About Hana Financial, Inc.

Founded in 1994 by Sunnie S. Kim, Hana Financial, Inc. is a Los Angeles based non-bank financial services firm specializing in factoring, asset based lending and SBA lending. Since its inception, Hana Financial has had over $20 billion in factoring and loan originations. For more information, visit www.hanafinancial.com or call 213.240.1234.

Contacts

Hana Financial, Inc.
Mr. Patrick Y. Shim
SVP of Corporate Strategy & Administration

1000 Wilshire Blvd., 20th Floor

Los Angeles, CA 90017

213-240-1234

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release, including, without limitation, statements as to the acquisition or the impact of the acquisition on Bancorp, statements as to Bancorp’s, Hana SBL’s, or their respective management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to a variety of risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. These factors include, but are not limited to, risk and uncertainties related to: (i) satisfactory completion of certain due diligence requirements related to the acquisition of Hana SBL’s SBA lending business, (ii) the possibility that the closing conditions to the contemplated acquisition may not be satisfied or waived, (iii) the timing of the completion of the contemplated acquisition, (iv) the effect of the contemplated acquisition, including possible unknown liabilities of Hana SBL’s SBA lending business, on Bancorp’s operations, (v) Bancorp’s integration of Hana SBL’s SBA lending business following completion of the contemplated acquisition, including the expected benefits of the transaction, and (vi) other risks detailed from time to time in Bancorp’s filings with the Securities and Exchange Commission. Bancorp and Hana SBL disclaim any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.